SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 9, 2004

Date of Report (Date of earliest event reported)

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

CONSOL Energy Inc. hereby updates its risk factors as follows:

RISK FACTORS

CONSOL has a significant amount of debt compared to its stockholders’ equity, which limits its flexibility, imposes restrictions on the company and could hinder the company’s ability to compete and meet future capital and liquidity needs.

CONSOL is highly leveraged. At December 31, 2003, CONSOL had outstanding approximately $564 million in aggregate principal amount of indebtedness, including capital leases, and total stockholders’ equity of $287 million. CONSOL has become highly leveraged as a result of its policy of paying dividends. Since 1992, the company has paid dividends aggregating $1.2 billion, approximately the amount of its aggregate net income for the same period.

The degree to which CONSOL is leveraged could have important consequences to the company, including the following:

•	a substantial portion of the company’s cash flow must be used to pay interest on its indebtedness and therefore is not available for use in the company’s business;

•	the company’s high degree of indebtedness increases its vulnerability to changes in general economic and industry conditions;

•	the company’s ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or other purposes could be impaired;

•	because some of the company’s borrowings are short-term or at variable rates of interest, it is vulnerable to interest rate fluctuations, which could result in it incurring higher interest expenses if interest rates increase; and

•	the company’s failure to comply with covenants and restrictions contained in the terms of its borrowings could lead to a default which could cause all or a significant portion of its debt to become immediately payable.

Stockholders’ equity was reduced by comprehensive losses of approximately $9 million in 2003, $56 million in 2002 and $37 million in 2001. These losses relate primarily to the recognition of a minimum pension liability as a result of the negative return on plan assets for non-contributory defined benefit retirement plans covering substantially all employees not covered by multi-employer retirement plans. CONSOL’s minimum pension liability generally is calculated annually and reflects a number of factors including conditions in the stock markets and interest rates. The company cannot predict whether it will be required to recognize such losses in the future. Further comprehensive losses would reduce the company’s stockholders’ equity and possibly preclude the company paying dividends, which likely would adversely affect the company’s stock price. For these and other reasons, CONSOL may not pay dividends at the same levels as in recent periods or at all.

The SEC has informed CONSOL that it is conducting an inquiry regarding certain matters, which may include allegations contained in an anonymous letter that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities.

CONSOL received a copy of an anonymous letter addressed to the SEC and delivered to its independent auditors, PricewaterhouseCoopers LLP. The letter contains numerous allegations including assertions that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities. CONSOL has been informed that the SEC commenced an informal, non-public inquiry in October 2003 regarding certain matters, which may be related to the anonymous letter. If the SEC determined to bring action against CONSOL, it could have a material adverse effect upon CONSOL, its financial statements and the value of CONSOL’s common stock.

CONSOL reported losses in recent periods and CONSOL may incur losses in future periods.

CONSOL reported a net loss of $11.8 million in the twelve months ended December 31, 2003. Although CONSOL reported net income for each of the twelve months ended December 31, 2002, the six months ended December 31, 2001 and the twelve months ended June 30, 2001, net income was attributable to income tax benefits in the periods ended December 31, 2002 and 2001 and benefited substantially from an export sales excise tax resolution in the twelve months ended June 30, 2001. For the twelve months ended December 31, 2003 and 2002 and the six months ended December 31, 2001, CONSOL incurred losses before income tax benefits of $33.5 million, $40.4 million and $19.6 million, respectively. The company’s results reflect a number of factors in each period. For example, a decrease in tons of coal produced and tons of coal sold as a result of higher than usual customer inventory levels, decreased average sales price for gas in the industrial sector and lower demand for gas during the 2001-2002 winter heating season resulted in high levels of gas storage. During the fourth quarter of 2003, results were adversely affected by production problems at a number of mines. These and other conditions, including conditions beyond the company’s control, could continue to affect its business, and the company may incur losses in the future.

If CONSOL determines that some or all of its deferred tax assets will not be realized then it will need to reduce its deferred tax assets which could materially reduce the company’s operating results and stockholders’ equity and possibly preclude dividends payments.

CONSOL accounts for its income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Statement of Financial Accounting Standard No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. At December 31, 2003, CONSOL had deferred tax assets in excess of deferred tax liabilities of approximately $531 million. The deferred tax assets are evaluated periodically to determine if a valuation allowance is necessary. Realization of CONSOL’s deferred tax assets is principally dependent upon its achievement of projected future coal and non-coal mining taxable income. CONSOL’s judgments regarding future profitability may change due to future market conditions, its ability to continue to successfully execute its business strategy and other factors. These changes, if any, may require possible valuation allowances to be recognized. These allowances could materially reduce CONSOL’s operating results and stockholders’ equity and possibly preclude dividends payments, which likely would adversely affect the price of CONSOL common stock.

CONSOL may need substantial additional financing in order for it to fund its operations, capital expenditures and to meet other obligations.

CONSOL has announced that it will incur approximately $340 million to $364 million for capital expenditures during 2004 for maintenance of production and expansion projects. CONSOL, along with other participants in the coal industry, has been informed by insurance companies that they no longer will provide surety bonds for workers’ compensation and other post employment benefits without collateral. As a result, CONSOL has satisfied these obligations by providing letters of credit or other assurances of payment. However, the issuance of letters of credit under the company’s bank credit facilities reduces amounts that it can borrow under its bank credit facilities for other purposes, including to fund operations and capital expenditures. Cash generated by operations may not be sufficient to fund the company’s currently planned capital expenditures and to provide the collateral necessary to meet workers’ compensation and other post employment benefits performance obligations. For these and other reasons, CONSOL may need substantial additional financing. CONSOL cannot be certain that it will be able to raise additional financing, as required, or that any financing, if available, will be on terms acceptable to the company. Debt financing would increase the company’s interest expense, reducing operating results, and could include covenants that are more restrictive than those in its current financings, including limitations on the payment of dividends and on the incurrence of additional debt. The issuance of additional equity could be dilutive to CONSOL’s existing stockholders. If CONSOL cannot obtain financing, it could reduce capital expenditures, particularly for expansion projects. Such a reduction in spending for these projects, however, could adversely affect future performance.

CONSOL may be unable to comply with restrictions imposed by its senior credit facility which could result in a default under these agreements.

CONSOL’s senior credit facility imposes a number of restrictions on the company. A failure to comply with these restrictions could adversely affect CONSOL’s ability to borrow under its senior credit facility or result in an event of default under these agreements and its other debt. The company’s senior credit facility contains financial and other covenants that create limitations on its ability to, among other things, borrow the full amount under its senior credit facility or incur additional debt, and requires CONSOL to maintain various financial ratios and comply with various other financial covenants. These financial covenants include a funded debt ratio that requires that CONSOL maintain a ratio of total indebtedness for borrowed money as of the last day of each quarter to total earnings before interest, taxes, depreciation and amortization and excluding any extraordinary gains or losses for the four quarters ended on that date of not more than 3.5 to 1 and a ratio for the last four consecutive quarters of total earnings before interest, taxes, depreciation and amortization and excluding any extraordinary gains or losses to total interest payable (including amortization of debt discount) on indebtedness for borrowed money of not less than 4.5 to 1. A covenant also limits capital expenditures to $455 million for the fiscal year ending December 31, 2004 and $470 million for the fiscal year ending December 31, 2005. CONSOL’s ability to comply with these restrictions depends upon its operating results, which recently have deteriorated from earlier periods, and it may be unable to comply with these covenants and other restrictions in its senior credit facility. In the event of a default, CONSOL’s lenders could terminate their commitments to the company and declare all amounts borrowed, together with accrued interest and fees, immediately due and payable. If this were to occur, the company might not be able to pay these amounts or the company might be forced to seek an amendment to its debt agreements which could make the terms of these agreements more onerous for the company. Failure to comply with these restrictions, even if waived by the company’s bank lenders, also could adversely affect the company’s credit ratings, which could increase the costs of debt financings to the company and impair its ability to obtain additional debt financing.

CONSOL’s credit ratings have recently been downgraded to a sub-investment grade rating, which could adversely affect its costs and expenses.

In December 2003, Standard and Poor’s classed CONSOL’s long-term debt as BB- (13th lowest out of 22 rating categories). The rating indicates that an obligor faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions, which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation. The negative sign shows relative standing within the rating category. At the same time, Standard and Poor’s placed CONSOL’s senior unsecured debt rating on credit watch with negative implications.

In December 2003, Moody’s Investor Service classed CONSOL’s long-term debt as Ba3 (13th lowest out of 21 rating categories). The rating remains under review for possible further downgrade. Bonds that are rated Ba are considered to have speculative elements; their future cannot be considered as well-assured. The protection of interest and principal payments on debt rated Ba is considered moderate, and thereby not well safeguarded during both good and bad times over time. Uncertainty of ability to repay characterizes bonds in this class. The modifier 3 indicates that the obligation ranks in the lower end of its generic rating category.

The downgrading of CONSOL’s credit ratings could adversely affect CONSOL’s ability to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This in turn could affect the company’s operational flexibility.

CONSOL may not be able to maintain its competitive position because coal and gas markets are highly competitive and are affected by factors beyond CONSOL’s control.

CONSOL competes with coal producers in various regions of the United States for domestic sales, and it competes both with domestic and foreign coal producers for sales in international markets. Demand for the company’s coal by its principal customers is affected by the price of competing coal and alternative fuel supplies, including nuclear, natural gas, oil and renewable energy sources, such as hydroelectric power. CONSOL sells coal to foreign electricity generators and to the more specialized metallurgical coal market, both of which are significantly affected by international demand and competition.

A significant decline in the prices CONSOL receives for its coal and gas could adversely affect the company’s operating results and cash flows.

CONSOL’s results of operations are highly dependent upon the prices it receives for its coal and gas, which are closely linked to consumption patterns of the electric generation industry and certain industrial and residential patterns where gas is the principal fuel. Extended or substantial price declines for coal or gas would adversely affect the company’s operating results for future periods and the company’s ability to generate cash flows necessary to improve productivity and expand operations. For example, in 1998, 1999 and 2001, demand for coal decreased because of the warm winters in the northeastern United States. This resulted in increased inventories that caused pricing decreases. Natural gas prices have been volatile.

CONSOL may not be able to produce sufficient amounts of coal to fulfill its customers’ requirements, which could harm the company’s customer relationships.

CONSOL may not be able to produce sufficient amounts of coal to meet customer demand, including amounts that the company is required to deliver under long-term contracts. CONSOL’s inability to satisfy its contractual obligations could result in its customers initiating claims against the company. The company’s inability to satisfy demand could otherwise harm its relationships with its customers.

If the coal or gas industry experiences overcapacity in the future, CONSOL’s profitability could be impaired.

During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Increases in coal prices similarly could encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future. Increased prices for gas typically stimulate additional exploration and often result in additional supplies brought to market. Increased gas supply could reduce gas prices in the future.

If customers do not extend existing contracts or enter into new long-term contracts for coal, the stability and profitability of CONSOL’s operations could be affected.

During the twelve months ended December 31, 2003, approximately 95% of the coal CONSOL produced was sold under contracts with terms of one year or more. If a substantial portion of CONSOL’s long-term contracts are modified or terminated, the company would be adversely affected if the company is unable to replace them or if its new contracts were not at the same level of profitability. The profitability of the company’s long-term coal supply contracts depends on a variety of factors, which vary from contract to contract and fluctuate during the contract term, and includes the company’s production costs and other factors. Price changes, if any, provided in long-term supply contracts are not intended to reflect the company’s cost increases, and therefore increases in its costs may reduce the company’s profit margins. In addition, in periods of declining market prices, provisions for adjustment or renegotiation of prices and other provisions may increase the company’s exposure to short-term coal price volatility. As a result, CONSOL may not be able to obtain long-term agreements at favorable prices (compared to either market conditions, as they may change from time to time, or the company’s cost structure) and long-term contracts may not contribute to the company’s profitability.

CONSOL depends on two customers for a significant portion of its revenues and the loss of either one of these customers could adversely affect the company.

During the twelve months ended December 31, 2003, two customers accounted for approximately 21% of CONSOL’s total revenue and one customer, Allegheny Energy, alone accounted for approximately 14% of its total revenue. The company’s business and operating results could be adversely affected if either one of these customers does not continue to purchase the same amount of coal or gas as it has purchased from the company in the past or on terms, including pricing, it has under existing agreements.

Some of CONSOL’s long-term contracts require it to supply all of its customers’ coal needs. If these customers’ coal requirements decline, the company’s operating results may be adversely affected.

CONSOL has requirements contracts with certain customers which require it to supply all of those customers’ coal needs but allow the customers to defer or vary the amount of coal that they accept. For example, during 2002, the reduction in the amount required by certain of these customers contributed to the reduction in the company’s earnings when the company could not find alternative customers at the same price and volume levels. If these or other customers with requirements contracts need less coal in the future, it could adversely affect the company’s operating results.

The creditworthiness of CONSOL’s customer base has declined.

CONSOL’s ability to receive payment for coal or gas sold depends on the creditworthiness of its customers. In general, the creditworthiness of the company’s customers has declined. If this trend were to continue, the number of customers with acceptable credit profiles could decline. The bankruptcy of a customer could result in a loss of revenue for coal or gas already shipped, or in adverse changes to CONSOL’s sales contracts being imposed by the courts.

CONSOL may not be able to accomplish acquisitions effectively, which requires it to outbid competitors, obtain financing on acceptable terms and integrate acquired operations.

The energy industry is a rapidly consolidating industry, with many companies seeking to consummate acquisitions and increase their market share. In this environment, CONSOL competes and will continue to compete with many other buyers for acquisitions. Some of those competitors may be able to outbid the company for acquisitions because they have greater financial resources. As a result of these and other factors, future acquisitions may not be available to the company on attractive terms. CONSOL’s ability to consummate any acquisition will be subject to various conditions, including the negotiation of satisfactory agreements and obtaining necessary regulatory approvals and financing. Once any acquisition is completed, the company may not be able to achieve expected operating benefits through cost reductions, increased efficiency and integration with the company’s existing operations. As a result, the company’s operating results may be adversely affected.

Disputes with CONSOL’s customers concerning contracts can result in litigation, which could result in it paying substantial damages or incurring loss of revenues.

From time to time, CONSOL has disputes with company customers over the provisions of long-term contracts relating to, among other things, coal quality, pricing and quantity. The company may not be able to resolve any future disputes in a satisfactory manner, which could result in the company paying substantial damages or suffering reduced revenues.

Coal mining is subject to conditions or events beyond CONSOL’s control, which could cause its quarterly or annual results to deteriorate.

CONSOL’s coal mining operations are predominantly underground mines. These mines are subject to conditions or events beyond CONSOL’s control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on the company’s operating results. These conditions or events have included:

•	variations in thickness of the layer, or seam, of coal;

•	amounts of rock and other natural materials intruding into the coal seam and other geological conditions;

•	equipment failures or repair;

•	fires and other accidents; and

•	weather conditions.

CONSOL faces numerous uncertainties in estimating its economically recoverable coal reserves, and inaccuracies in the company’s estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond the company’s control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about the company’s reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by the company’s staff. None of the company’s coal reserve estimates has been reviewed by independent experts.

Some of the factors and assumptions which impact economically recoverable reserve estimates include:

•	geological conditions;

•	historical production from the area compared with production from other producing areas;

•	the assumed effects of regulations and taxes by governmental agencies;

•	assumptions governing future prices; and

•	future operating costs.

Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to the company’s reserves will likely vary from estimates, and these variances may be material. As a result, the company’s estimates may not accurately reflect its actual reserves.

The exploration for, and production of, gas is an uncertain process with many risks.

The exploration for and production of gas involves numerous risks. The cost of drilling, completing and operating wells for coalbed methane or other gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	pipeline ruptures or spills; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

CONSOL’s future drilling activities may not be successful, and the company cannot be sure that its drilling success rates will not decline. Unsuccessful drilling activities could result in higher costs without any corresponding revenues. Also, CONSOL may not be able to obtain any options or lease rights in potential drilling locations that it identifies which, among other things, could prevent it from producing gas at potential drilling locations.

The coal beds from which CONSOL produces methane gas frequently contain water which may hamper the company’s ability to produce gas in commercial quantities.

The amount of coalbed methane that can be commercially produced depends upon the coal quality, the original gas content of the coal seam, the thickness of the seam, the reservoir pressure, the rate at which gas is released from the coal, and the existence of any natural fractures through which the gas can flow to the well bore. However, coal beds frequently contain water that must be removed in order for the gas to detach from the coal and flow to the well bore. The company’s ability to remove and dispose of sufficient quantities of water from the coal seam will determine whether or not it can produce gas in commercial quantities.

Disruption of rail, barge and other systems which deliver CONSOL’s coal, or of pipeline systems which deliver CONSOL’s gas, or increase in transportation costs could make the company’s coal or gas less competitive.

Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to provide access to markets. Disruption of transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair the company’s ability to supply coal to customers and adversely affect its profitability. Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make the company’s coal less competitive.

The marketability of the company’s gas production partly depends on the availability, proximity and capacity of pipeline systems owned by third parties. Unexpected changes in access to pipelines could adversely affect the company’s operations.

Government laws, regulations and other legal requirements relating to protection of the environment and health and safety matters increase CONSOL’s costs of doing business and may restrict its operations.

CONSOL is subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local, as well as foreign, authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, groundwater quality and availability, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed and control of surface subsidence from underground mining. Complying with these requirements, including the terms of the company’s permits, has had, and will continue to have, a significant effect on its costs of operations and competitive position. In addition, CONSOL could incur substantial costs, including clean up costs, fines and civil or criminal sanctions and third party damage claims for personal injury, property damage, wrongful death, or exposure to hazardous substances, as a result of violations of or liabilities under environmental laws.

For example, CONSOL incurs and will continue to incur significant costs associated with the investigation and remediation of environmental contamination under the federal Comprehensive Environmental Response, Compensation, and Liability Act (Superfund) and similar state statutes and has been named as a potentially responsible party at Superfund sites in the past. The company’s costs for these matters, which currently relate predominantly to one site, could exceed the company’s current accruals, which were $2.7 million at December 31, 2003. To date, CONSOL has spent $2.3 million for remediation of this waste disposal site and related expenses. The discovery of additional contaminants or the imposition of additional clean-up obligations or other liabilities could result in substantially greater costs than the company has estimated.

CONSOL must obtain governmental permits and approvals for mining operations, which can be a costly and time consuming process and result in restrictions on its operations.

Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations. For example, CONSOL often is required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that proposed exploration for or production of coal may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits CONSOL needs may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements which restrict the company’s ability to conduct its mining operations or to do so profitably.

The characteristics of coal may make it difficult for coal users to comply with various environmental standards related to coal combustion. As a result, they may switch to other fuels, which would affect the volume of CONSOL’s sales.

Coal contains impurities, including sulfur, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal thereby reducing demand for coal as a fuel source, the volume of our coal sales and price. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from electric power plants, coal users may need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high sulfur coal with low sulfur coal or switch to other fuels. Each option has limitations. Lower sulfur coal may be more costly to purchase on an energy basis than higher sulfur coal depending on mining and transportation costs. The cost of installing scrubbers is significant and emission allowances may become more expensive as their availability declines. Switching to other fuels may require expensive modification of existing plants. Because higher sulfur coal currently accounts for a significant portion of CONSOL’s sales, the extent to which power generators switch to low-sulfur fuel could materially affect the company if it cannot offset the cost of sulfur removal by lowering the delivered costs of the company’s higher sulfur coals on an energy equivalent basis.

Other new and proposed reductions in emissions of mercury, sulfur oxides, nitrogen oxides, particulate matter or greenhouse gases may require the installation of additional costly control technology or the implementation of other measures, including switching to other fuels. For example, the Environmental Protection Agency, on January 31, 2004, proposed regulations affecting 29 states and the District of Columbia that contribute to non-attainment of national ambient air quality standards and/or the eight hour standard for ozone in downwind states. In addition, the Environmental Protection Agency proposed several regulatory options for the control of mercury. Congress and several states are also now considering legislation to further control air emissions of multiple pollutants from electric generating facilities and other large emitters. If the proposed regulations are adopted or if new legislation is enacted, it will make it more costly to operate coal-fired plants and could make coal a less attractive fuel alternative to the planning and building of utility power plants in the future. To the extent that any new and proposed requirements affect the company’s customers, this could adversely affect its operations and results.

CONSOL has significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, we could be required to expend greater amounts than anticipated.

The Surface Mining Control and Reclamation Act establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. CONSOL accrues for the costs of current mine disturbance and of final mine closure, including the cost of treating mine water discharge where necessary. Estimates of the company’s total reclamation and mine-closing liabilities, which are based upon permit requirements and the company’s experience, were $383 million at December 31, 2003. On January 1, 2003, CONSOL adopted Statement of Financial Accounting Standards No. 143 (SFAS 143) to account for the costs related to the closure of mines and gas wells and the reclamation of the land upon exhaustion of coal and gas reserves. This statement requires the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. As a result of this change in accounting principle, the company recognized a gain of $5 million, net of a tax cost of $3 million. At the time of adoption, total assets, net of accumulated depreciation, increased approximately $59 million, and total liabilities increased approximately $51 million. These amounts recorded upon adoption are dependent upon a number of variables, including the estimated future retirement costs, estimated proven reserves, assumptions involving profit margins, inflation rates, and the assumed credit-adjusted risk-free interest rates. Furthermore, these obligations are unfunded. If these accruals are insufficient or the company’s liability in a particular year is greater than currently anticipated, the company’s future operating results could be adversely affected.

Federal, state and local authorities extensively regulate CONSOL’s gas production activities.

The gas industry is subject to extensive legislation and regulation, which is under constant review for amendment or expansion. Any changes may affect, among other things, the pricing or marketing of gas production. State and local authorities regulate various aspects of gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of gas properties, environmental matters, safety standards, market sharing and well site restoration. If CONSOL fails to comply with statutes and regulations, it may be subject to substantial penalties, which would decrease its profitability.

Deregulation of the electric utility industry could have unanticipated effects on CONSOL’s industry.

Deregulation of the electric utility industry will enable purchasers of electricity to shop for the lowest cost suppliers. If CONSOL’s electric power generator customers become more sensitive to long-term price or quantity commitments in a more competitive environment, it may be more difficult for the company to enter into long-term contracts and could subject the company’s revenue stream to increased volatility which may adversely affect the company’s profitability. Deregulation of the power industry may have other consequences for the company’s industry, such as efforts to reduce coal prices, which may have a negative effect on the company’s operating results.

The passage of legislation responsive to the Framework Convention on Global Climate Change or similar governmental initiatives could result in restrictions on coal use.

The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change which is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a potentially binding set of emissions targets for developed nations. Although the specific emissions targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. If the Kyoto Protocol or other comprehensive legislation focusing on greenhouse gas emissions is enacted by the United States, it could have the effect of restricting the use of coal. Other efforts to reduce emissions of greenhouse gases and federal initiatives to encourage the use of natural gas also may affect the use of coal as an energy source.

CONSOL is subject to the federal Clean Water Act and similar state laws which impose treatment, monitoring and reporting obligations.

The federal Clean Water Act and corresponding state laws affect coal mining operations by imposing restrictions on discharges into regulated waters. Permits requiring regular monitoring and compliance with effluent limitations and reporting requirements govern the discharge of pollutants into regulated waters. New requirements under the Clean Water Act and corresponding state laws could cause the company to incur significant additional costs that adversely affect the company’s operating results.

CONSOL has significant obligations for long-term employee benefits for which it accrues based upon assumptions which, if inaccurate, could result in the company being required to expend greater amounts than anticipated.

CONSOL provides various long-term employee benefits to inactive and retired employees. The company accrues amounts for these obligations. At December 31, 2003, the current and non-current portions of these obligations included:

•	post retirement medical and life insurance ($1.6 billion);

•	coal workers’ black lung benefits ($456 million); and

•	workers’ compensation ($316 million).

However, if the company’s assumptions are inaccurate, it could be required to expend greater amounts than anticipated. These obligations are unfunded, except for coal workers’ black lung benefits, of which approximately 1% was funded at December 31, 2003. In addition, several states in which the company operates consider changes in workers’ compensation laws from time to time. Such changes, if enacted, could increase the company’s benefit expense.

If lump sum payments made to retiring salaried employees pursuant to CONSOL’s defined benefit pension plan exceed the total of the service cost and the interest cost in a plan year, CONSOL would need to make an adjustment to operating results equaling the unrecognized actuarial gain or loss resulting from each individual who received a lump sum payment in that year, which adjustment could materially reduce operating results.

CONSOL’s defined benefit pension plan for salaried employees allows such employees to elect to receive a lump-sum distribution in lieu of annual payments when they retire from CONSOL. Statement of Financial Accounting Standard No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Terminations Benefits”, requires that if the lump-sum distributions made for a plan year, which for CONSOL is October 1 to September 30, exceed the total of the service cost and interest cost for the plan year, CONSOL would need to recognize for that year’s results of operations an adjustment equaling the unrecognized actuarial gain or loss resulting from each individual who received a lump sum in that year. If lump sum payments exceed the total of the service cost and the interest cost, the adjustment could materially reduce operating results.

New regulations have expanded the definition of black lung disease and generally made it easier for claimants to assert and prosecute claims, which could increase CONSOL’s exposure to black lung benefit liabilities.

In January 2001, the United States Department of Labor amended the regulations implementing the federal black lung laws to give greater weight to the opinion of a claimant’s treating physician, expand the definition of black lung disease and limit the amount of medical evidence that can be submitted by claimants and respondents. The amendments also alter administrative procedures for the adjudication of claims, which, according to the Department of Labor, results in streamlined procedures that are less formal, less adversarial and easier for participants to understand. These and other changes to the federal black lung regulations could significantly increase CONSOL’s exposure to black lung benefits liabilities.

In recent years, legislation on black lung reform has been introduced but not enacted in Congress. It is possible that this legislation will be reintroduced for consideration by Congress. If any of the proposals included in this or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. Any such changes in black lung legislation, if approved, may adversely effect the company’s business, financial condition and results of operations.

Fairmont Supply Company, a subsidiary of CONSOL, is a co-defendant in various asbestos litigation cases which could result in making payments in the future that are material.

One of CONSOL’s subsidiaries, Fairmont Supply Company, which distributes industrial supplies, currently is named as a defendant in approximately 22,600 asbestos claims in state courts in Pennsylvania, Ohio, West Virginia, Maryland, New Jersey and Mississippi. Because a very small percentage of products manufactured by third parties and supplied by Fairmont in the past may have contained asbestos and many of the pending claims are part of mass complaints filed by hundreds of plaintiffs against a hundred or more defendants, it has been difficult for Fairmont to determine how many of the cases actually involve valid claims or plaintiffs who were actually exposed to asbestos-containing products supplied by Fairmont. In addition, while Fairmont may be entitled to indemnity or contribution in certain jurisdictions from manufacturers of identified products, the availability of such indemnity or contribution is unclear at this time and, in recent years, some of the manufacturers named as defendants in these actions have sought protection from these claims under bankruptcy laws. Fairmont has no insurance coverage with respect to these asbestos cases. To date, payments by Fairmont with respect to asbestos cases have not been material. However, payments in the future with respect to pending or future asbestos cases could be material to the company’s financial position, results of operations or cash flows of CONSOL.

CONSOL has been informed by insurance companies that, unless provided with collateral, they no longer will issue surety bonds that it and other coal mining companies are required by law to obtain.

Various federal or state laws and regulations require CONSOL to obtain surety bonds or to provide other assurance of payment for certain of the company’s long-term liabilities including mine closure or reclamation costs, workers’ compensation and other post employment benefits. CONSOL, along with other participants in the coal industry, has been informed by insurance companies that they no longer will provide surety bonds for workers’ compensation and other post employment benefits without collateral. The company has satisfied its obligations under these statutes and regulations by providing letters of credit or other assurances of payment. However, letters of credit can be significantly more costly to the company than surety bonds. The issuance of letters of credit under the company’s bank credit facilities also reduces amounts that it can borrow under its bank credit facilities for other purposes.

CONSOL and certain of its officers are defendants in one or more purported class action lawsuits alleging the defendants issued false and misleading statements to the public that could result in CONSOL making substantial payments.

On October 21, 2003, a complaint was filed in the United States District Court for the Western District of Pennsylvania on behalf of Seth Moorhead against CONSOL, J. Brett Harvey and William J. Lyons. The complaint alleges, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act and that during the period between January 24, 2002 and July 18, 2002 the defendants issued false and misleading statements to the public that failed to disclose or misrepresented the following, among other things that: (a) CONSOL utilized an aggressive approach regarding its spot market sales by reserving 20% of its production to that market, and that by increasing its exposure to the spot market, CONSOL was subjecting itself to increased risk and uncertainty as the price and demand for coal could be volatile; (b) CONSOL was experiencing difficulty selling the production that it had allocated to the spot market, and, nonetheless, CONSOL maintained its production levels which caused its coal inventory to increase; (c) CONSOL’s increasing coal inventory was causing its expenses to rise dramatically, thereby weakening the company’s financial condition; and (d) based on the foregoing, defendants’ positive statements regarding CONSOL’s earnings and prospects were lacking in a reasonable basis at all times and therefore were materially false and misleading. The complaint asks the court to (1) award unspecified damages to plaintiff and (2) award plaintiff reasonable costs and expenses incurred in connection with this action, including counsel fees and expert fees. Two other class action complaints have purportedly been filed in the United States District Court for the Western District of Pennsylvania against CONSOL and certain officers and directors. CONSOL has not yet been served with either purported complaint. If CONSOL is not successful in defending one or more of these lawsuits it may have to make substantial payments to the plaintiffs.

CONSOL’s rights plan may have anti-takeover effects that could prevent a change of control.

On December 19, 2003, CONSOL adopted a rights plan which, in certain circumstances, including a person or group acquiring, or the commencement of a tender or exchange offer that would result in a person or group acquiring, beneficial ownership of more than 15% of the outstanding shares of CONSOL common stock, would entitle each right holder to receive, upon exercise of the right, shares of CONSOL common stock having a value equal to twice the right exercise price. For example, at an exercise price of $80 per right, each right not otherwise voided would entitle its holders to purchase $160 worth of shares of CONSOL common stock for $80. Assuming that shares of CONSOL common stock had a per share value of $16 at such time, the holder of each right would be entitled to purchase ten shares of CONSOL common stock for $80, or a price of $8 per share, one half its then market price. This and other provisions of CONSOL’s rights plan could make it more difficult for a third party to acquire the company, which could hinder stockholders’ ability to receive a premium for CONSOL stock over the prevailing market prices. For a summary of the rights plan, see the discussion under the heading “Rights Plan.”

CONSOL is a holding company and conducts substantially all of its operations through subsidiaries. The company’s ability to service its debt and pay dividends to holders of its common stock will depend upon it receiving distributions or similar payments from its subsidiaries. Dividends are discretionary.

Because substantially all of CONSOL’s operations are conducted through subsidiaries, its cash flow and, therefore, its ability to service its debt and pay dividends to holders of its common stock primarily depends upon the earnings of the company’s subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, CONSOL. The subsidiaries of the company are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the company’s debt securities or to make any funds available to CONSOL for the payment of dividends or otherwise. In addition, the payment of dividends and the making of loans and advances to the company by its subsidiaries may be subject to statutory or contractual restrictions, will be contingent upon the earnings of those subsidiaries and subject to various business considerations.

The declaration and payment of dividends by CONSOL is subject to the discretion of CONSOL’s board of directors and is under their continuing review, and no assurance can be given that CONSOL will pay dividends in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ William J. Lyons

William J. Lyons Senior Vice President and Chief Financial Officer

Dated: February 9, 2004